SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                                (Amendment No. 2)

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported):  February 11, 1999


                              APPLIED MAGNETICS CORPORATION
                  ----------------------------------------------------
                 (Exact name of registrant as specified in its charter)


           Delaware                                      1-6635
 ------------------------------                  ----------------------
(State or other jurisdiction of                 (Commission file number)
incorporation or organization)

                                   95-1950506
                       ----------------------------------
                      (I.R.S. Employer Identification No.)



                      75 Robin Hill Road, Goleta, CA      93117
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:  (805) 683-5353
                                                     --------------

The undersigned hereby amends Item 7 of its Current Report on Form 8-K/A (Amendment No. 1) filed with the Commission on March 5, 1999 to read as follows:

Item 7.  Financial Statements and Exhibits

      (a)   Financial Statements of Business Acquired


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Owners of DAS Devices, Inc. (Applied Magnetics Corporation):

We have audited the balance sheet of DAS Devices, Inc. (the "Company") as of September 30, 1998, and the related statement of operations, stockholders' equity, and cash flows for the nine month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DAS Devices, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                         ARTHUR ANDERSEN LLP


Los Angeles, California
May 11, 1999

Das Devices, Inc.

BALANCE SHEET
                                                    September 30,
                                                        1998
                                                    -------------
ASSETS
CURRENT ASSETS:
   Restricted cash investment                       $    500,000
   Funds receivable                                    2,751,037
   Trade receivables                                      30,855
   Prepaid expenses and other current assets             865,443
                                                    ------------
        Total current assets                           4,147,335

PROPERTY AND EQUIPMENT - net                          23,949,508
CAPITAL EQUIPMENT DEPOSITS                               151,596
OTHER ASSETS                                           2,219,186
TOTAL                                               $ 30,467,625
                                                    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Trade payable                                    $  3,731,131
   Payable due to equipment vendors                    1,704,124
   Bank overdraft                                        668,754
   Accrued compensation and related benefits             345,487
   Other accrued liabilities                             967,647
   Current portion of long term debt                   4,660,458
                                                    ------------
        Total current liabilities                     12,077,601

LONG-TERM DEBT                                        11,070,491
                                                    ------------
        Total liabilities                             23,148,092
                                                    ------------
SHAREHOLDER'S EQUITY:
   Convertible preferred stocks $.0001 par value,
     124,900,117 shares authorized; 88,880,365
     shares issued and outstanding                         8,888

   Common stock, $.0001 par value, 250,000,000
     shares authorized; 24,011,762 shares issued
     and outstanding                                       2,401

   Additional paid in capital                         53,605,155
   Stockholders' notes receivable                       (472,212)
   Accumulated deficit                               (45,824,699)
                                                    ------------
        Total stockholders' equity                     7,319,533
                                                    ------------
TOTAL                                               $ 30,467,625
                                                    ============

                     See accompanying notes to financial statements.

Das Devices, Inc.

STATEMENT OF OPERATIONS

                                                               Nine Months ended
                                                                 September 30,
                                                                      1998
                                                               -----------------

PRODUCT REVENUE                                                  $    274,965

COST OF REVENUE                                                    17,662,061
                                                                 ------------

GROSS MARGIN                                                      (17,387,096)

OPERATING EXPENSES
   Selling, general & administrative                                2,323,518
   Research and development                                        10,266,739
                                                                 ------------

     Total operating expenses                                      12,590,257
                                                                 ------------

LOSS FROM OPERATIONS                                              (29,977,353)

OTHER INCOME (EXPENSES):
   Interest income                                                    271,928
   Interest expense                                                (1,281,380)
   Other income, net                                                  (39,456)
                                                                 ------------

NET LOSS
                                                                 $(31,026,261)
                                                                 ============




















               See accompanying notes to financial statements

Das Devices, Inc.

STATEMENT OF STOCKHOLDERS' EQUITY


                                       Convertible                                                                        Total
                                     Preferred Stock        Common Stock     Additional    Stockholder                 Stockholders'
                                  --------------------  -------------------   Paid In        Notes      Accumulated       Equity
                                    Shares     Amount   Shares       Amount   Capital      Receivable     Deficit        (Deficit)
BALANCES, January 1, 1998         67,958,619   $6,796   23,553,846   $2,355   $29,797,988  $(450,975)  $(14,798,438)   $ 14,557,726

Issuance of Series E preferred
   stock, net of issuance costs
     of $302,921,746              20,921,746    2,092                          22,709,151                                22,711,243

Issuance of Series E warrants
     to lenders                                                                 1,087,070                                 1,087,070

Stock options exercised                                    457,916       46        10,946                                    10,992

Accrued interest                                                                            (21,237)                        (21,237)

Net loss                                                                                                (31,026,261)    (31,026,261)

BALANCES, September 30, 1998      88,880,365   $8,888   24,011,762   $2,401  $53,605,155  $(472,212)   $(45,824,699)   $  7,319,533




Das Devices, Inc.
STATEMENT OF CASH FLOWS
                                                              Nine Months ended
                                                              September 30, 1998
                                                              ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                                      $(31,026,261)
   Adjustments to reconcile net loss to net cash
   used in operating activities:
      Depreciation and amortization                                 3,275,360
      Accrued interest on stockholders' notes receivable              (21,237)
      Accretion of terminal payments                                  180,414
      Amortization of cost of warrants issued for services             61,739
  Changes in assets and liabilities
      Funds receivable                                             (2,751,037)
      Trade receivable                                                (28,437)
      Inventories                                                     236,817
      Prepaid expenses and other assets                                13,483
      Trade payables                                                2,084,233
      Payables due to equipment vendors                            (2,130,832)
      Accrued compensation and related benefits                        17,780
      Other accrued liabilities                                       722,000
                                                                 ------------
Net cash used in operating activities                             (29,365,979)
                                                                 ------------
CASH USED IN INVESTING ACTIVITIES
   Maturities of short term investments                             1,551,304
   Purchase of property and equipment, net                         (8,204,745)
   Capital equipment deposits                                       1,069,464
   Other assets, net                                                 (704,334)
                                                                 ------------
Net cash used in investing activities                              (6,288,311)

CASH FROM FINANCING ACTIVITIES:
   Net borrowings under line-of-credit                                600,000
   Issuance of installment notes                                    3,928,688
   Principal payments on installment notes                           (992,447)
   Principal payments on capital leases                            (1,100,006)
   Issuance of common and preferred stock - net                    22,742,811
                                                                 ------------
Net cash provided by financing services                            25,179,046
                                                                 ------------
DECREASE IN CASH AND CASH EQUIVALENTS                             (10,475,244)
                                                                 ------------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     (9,806,490)
                                                                 ------------
BANK OVERDRAFT, END OF PERIOD                                    $   (668,754)
                                                                 ------------
NON CASH FINANCING AND INVESTING ACTIVITIES:
         Issuance of warrants for services                       $  1,087,070
                                                                 ------------
         Purchase of equipment under capital lease obligations   $  7,177,209
                                                                 ------------
SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:
Cash paid during the nine month period for:
      Interest                                                   $  1,283,393
                                                                 ------------
                See accompanying notes to financial statements.
                                Page 6 of 34

DAS DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - DAS Devices, Inc. ("DAS" or the "Company") was incorporated in Delaware in February 1994. The Company designs, manufactures and markets recording heads as head gimble assemblies for the disk drive industry. The Company markets its products through its direct sales force which is focused on organizations located in North America and the Far East.

In July 1998, the Company modified its business. In doing so, customer orders for its initial product, developed during fiscal 1998, ceased. Due to this modification, the Company has increased research and development for its other product lines.

Prior to 1998, DAS' fiscal year ended on December 31. During 1998, the Company changed its year end to September 30.

The Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company's viability is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to develop and commercialize its products based on its core technologies, to obtain additional financing to complete its research and development activities and fund its future capital acquisitions and ultimately to attain profitability.

In November 1998, the Company entered into an Agreement and Plan of Merger, dated November 24, 1998, amended and restated as of January 19, 1999 and consummated on February 11, 1999, whereby a wholly owned subsidiary of Applied Magnetics Corporation ("AMC") combined with DAS in a merger transaction in which DAS became a wholly owned subsidiary of AMC (the "Merger"). In connection with the Merger, AMC issued or reserved for issuance to investors, optionees and certain consultants of DAS, an aggregate of 13,051,872 shares of the AMC common stock. The Merger was approved by the DAS stockholders on February 11, 1999. Certain officers and directors of the Company are entitled to receive payments of approximately $1,625,000 from the Merger consideration under non-compete agreements entered into with AMC. The Merger also provides for repayment of secured bridge notes from the Merger consideration, which is discussed in more detail in Note 9.

Upon completion of the Merger, the books and records of the Company were transferred to AMC's corporate offices in Goleta, California. The financial viability of the Company is now dependent on continued financial support from its subsequent parent company, AMC.

Financial Statement Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses during the reporting period. Actual results could differ materially from those estimates.

Restricted Cash Investment - Under the terms of the Company's facility operating lease, the Company is required to maintain a restricted deposit with a financial institution to be used as collateral against future minimum lease obligations. The estimated fair value (which approximates cost) as of September 30, 1998 was $500,000.

Funds Receivable - In connection with certain additional borrowings (see Note
5), the Company had funds receivable from a third party lender of approximately $2,750,000. This amount was received subsequent to period-end.

Property and Equipment - Property and equipment, including leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives, generally three to six years, or the lease term, as appropriate.

Capital Equipment Deposits - Deposits made for property and equipment, including leasehold improvements that are not yet received are recorded as a current assets. When equipment is placed in service, amounts are capitalized and classified into property and equipment.

Revenue Recognition - Revenue from product sales to customers is recognized at the time of shipment.

Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees". The Company did not recognize compensation expense in the financial statements for employee stock arrangements, which are granted with exercise prices equal to fair market value at the grant date (see Note 6).

Income Taxes - Income taxes are provided under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" which requires an asset and liability approach for financial reporting of income taxes (see Note 7).

Certain Significant Risks and Uncertainties - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, short-term cash investments, trade receivables and restricted cash investment. Although no cash was maintained as of September 30, 1998, the Company maintains cash balances during the normal course of operations. The Company invests in a variety of financial instruments with an investment credit rating of A and better. By policy, the Company places its investments only with a high-credit-quality financial institution and, other than U.S. Government Treasury instruments, limits the amount of credit exposure with any one financial instrument or commercial issuer.

The Company intends to rely on certain offshore subcontractors for a substantial portion of its backend manufacturing operations. Although management believes other contractors could provide comparable services on similar terms, it believes changes in subcontractors could adversely effect the Company's business plan.

The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. Management believes that changes in any of the following areas, among others, could have a negative adverse effect on the Company in terms of its future financial position, results of operations and cash flows:
(1) ability to obtain additional financing, (2) regulatory changes, (3) fundamental changes in the technology underlying semiconductor products, (4) market acceptance of the Company's products under development, (5) development of sales channels, (6) litigation or other intellectual property claims against the Company, (7) the hiring, training and retention of key employees, (8) successful and timely completion of product development efforts and (9) new product introductions by competitors.


2.    PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 1998 consist of the following:

      Machinery and equipment                                 $22,119,185
      Furniture, fixtures and computer equipment                  731,727
      Leasehold improvements                                    4,984,738
                                                             -------------
                                                               27,835,650
      Accumulated depreciation and amortization                (3,886,142)
                                                             -------------
      Property and equipment, net                             $23,949,508
                                                             ============

As of September 30, 1998, machinery and equipment with an aggregate cost and net book value of $7,394,438 were leased under capital lease obligation (see Note
4).

3.    COMMITMENTS & CONTINGENCIES

Purchase Commitments - Commitments for equipment and leasehold improvements totaled approximately $2,414,412 as of September 30, 1998.

Legal Claims and Contingencies - The Company has been named as defendants in a number of lawsuits and claims. The Company has accrued reserves at the most likely cost to be incurred in those proceedings where it is probable that the Company will incur costs that can be reasonably estimated. It is impossible at this time to determine the ultimate liabilities that the Company may incur resulting from these lawsuits and claims. Several of these matters may involve substantial amounts, and if these were to be ultimately resolved unfavorably to the full or maximum exposure, an event not currently anticipated, it is possible that such event could have a material effect on the financial position or results of operations. However, in management's opinion, after taking into account recorded reserves, it is unlikely that any of these matters will have a material effect on the financial position or results of operations.

4.    FINANCING ARRANGEMENTS

Revolving Line - The Company has available a $750,000 revolving line of credit facility which bears interest at prime (8.5% as of September 30, 1998) plus 0.5% per annum and is collateralized by the Company's assets. The credit facility expired in October 1998. As of September 30, 1998, the Company had borrowings of $600,000 against the credit facility and was in default of certain covenants. Subsequent to the Merger, the amount was paid in full (see Note 9).

During 1997, the Company entered into an equipment lease line, which provides $2,000,000 to finance machinery and equipment purchases. In connection with the lease financing, the Company issued warrants in February 1998, ("Capital Lease Line Warrant") to purchase shares of common stock (see Note 6). The value of these warrants were determined using the Black-Scholes model, and the valuation was not significant.

Operating Leases - The Company leases its facilities under a noncancelable five-year operating lease agreement which expires on January 31, 2002. The Company is responsible for certain maintenance costs, taxes and insurance. Under the terms of the facility lease, the Company issued a standby letter of credit totaling $500,000, which is collateralized by a one year certificate of deposit with a financial institution, which is recorded as a restricted cash investment as of September 30, 1998.

The Company leases certain equipment under operating lease agreements expiring on various dates through 2001. During 1998, the Company, in connection with certain lease agreements, issued warrants ("Equipment Lease Warrant") to the lessor to purchase Series E convertible preferred stock (see Note 6). The value of the warrants issued of approximately $58,000 was determined using the Black-Scholes model, of which $7,000 was amortized to interest expense during the period ended September 30, 1998.

Future minimum annual operating and capital lease commitments at September 30, 1998 are as follows:

        Year Ending September 30     Operating   Capital

                  1999               $3,142,188  $2,508,630
                  2000                3,175,089   2,508,630
                  2001                3,206,426   2,508,630
                  2002                2,423,702   1,220,794
                  2003                   63,730      59,940
                                    -----------------------
Total minimum lease payments        $12,011,135  $8,806,624
                                    ===========  ==========

      Amount representing average
         interest of approximately 11.0%        (1,517,578)
                                                -----------
      Present value of minimum lease payments    7,289,046
      Current portion                           (1,807,518)
                                               -----------
      Long-term portion                         $5,481,528
                                               ===========

Rent expense under operating leases for the nine months ended September 30, 1998 was $2,871,618.
                                Page 10 of 34

5.    LONG-TERM OBLIGATIONS

Long-term obligations include principal payments due under capital lease obligations (see Note 4).

During 1998, the Company, in connection with additional borrowings, issued the lender warrants ("Installment Note Warrant") to purchase shares of the Company's Series E convertible preferred stock (see Note 6). The value of the warrants issued of approximately $1,029,000 were determined using the Black-Scholes model and will be amortized to interest expense ratably over the term of the note.

Principal payments due under the installment term notes as of September 30, 1998 are as follows:

      Year Ending
      September 30,

           1999          $2,852,940
           2000           2,554,689
           2001           2,461,999
           2002             572,275
           2003               -
                        -----------
                         $8,441,903
                        ===========

6.    STOCKHOLDERS' EQUITY

Convertible Preferred Stock - As of September 30, 1998, convertible preferred stock consists of:

                                       Amount (net
              Shares        Shares     of Issuance   Liquidation
            Designated   Outstanding      costs)      Preference

Series A     9,978,013     9,978,013   $ 1,767,189   $ 1,995,603
Series B    39,348,871    38,708,981     8,039,790     8,063,081
Series C    10,573,333          --            --       4,229,333
Series D    25,000,000    19,271,625    19,215,958    19,271,625
Series E    40,000,000    20,921,746    22,711,243    23,013,921
           -----------   -----------   -----------   -----------
           124,900,217    88,880,365   $51,734,180   $56,573,563
           ===========   ===========   ===========   ===========

Significant terms of the convertible preferred stock are as follows:

o The holders of Series B, C, D and E shall be entitled to annual noncumulative dividends, prior to any payments of dividends declared on Series A preferred stock or common stock, of $0.02083, $0.040, $0.10 and $0.125 per share, respectively. The holders of Series A shall be entitled to annual noncumulative dividends, prior to any payments of dividends declared on common stock, of $0.06 per share. Holders are entitled to such dividends when and if declared by the Board of Directors. No dividends were declared in 1998.

o In the event of liquidation, dissolution or winding up of the Company, the preferred stockholders shall be entitled to receive, on a pro rata basis, the liquidation preferences disclosed in the table above plus an amount equal to all declared by unpaid dividends. Such liquidation preferences will be paid first to holders of Series B, C, D and E and second to Series A. Any remaining assets will be distributed ratably among the holders of preferred stock (up to an additional 300% of the liquidated preference) and common stock, pro rata, based on the number of shares of common stock held by each shareholder on an as-converted basis.

o      All series of preferred stock are nonredeemable.

o Each share is convertible, at the option of the holder, into one share of common stock (subject to adjustment for events of dilution) and has the same voting rights as the common stock into which it is convertible. Shares will automatically be converted upon written consent of not less than 75% of the outstanding shares of preferred stock voting together as a single class.

Capital Lease Line Warrant - In connection with the equipment capital lease obligation (see Note 4), the Company issued warrants to purchase 100,000 shares of common stock. The warrants are exercisable at $1.00 per share and expire in January 31, 2008.

Installment Note Warrant - In connection with the installment note obligations (see Note 5), the Company issued warrants to purchase 940,000 shares of Series E preferred stock. The warrants are exercisable at $0.01 per share and expire December 31, 2004.

Equipment Lease Warrant - In connection with certain equipment operating leases (see Note 4), the Company issued warrants to purchase 86,367 shares of Series E preferred stock. The warrants are exercisable at $1.10 per share and expire April 24, 2003.

Stock Split - On July 27, 1998, the Company reduced the par value of the Series E preferred stock by from $1.25 to $1.10 per share (1.13636 to 1). These financial statements reflect this change accordingly.

Stock Option Plan - Under the Company's 1998 Stock Option Plan (the Plan) the Board of Directors is authorized to grant to employees, directors and consultants up to 25,000,000 shares of common stock at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for nonstatutory options. These options generally expire ten years from the date of grant and become exercisable ratably over a four-year period.

A summary of option activity is as follows:
                                               Outstanding
                                             ---------------
                                                          Weighted
                                          Number          Average
                                          of Shares        Price
                                          ---------        -----

Outstanding, January 1, 1998              14,287,250       $0.026
Granted (weighted average fair
         value of $.0275 per share)       10,404,800        0.154
Exercised                                   (457,916)       0.022
Canceled                                  (4,297,584)       0.039
                                          ----------       ------
Outstanding, September 30, 1998           19,936,550       $0.093
                                          ==========       ======

As of September 30, 1998, 4,351,582 shares were exercisable and 3,105,534 shares were available for future grant under the Plan.


Additional information regarding options outstanding as of September 30, 1998 is as follows:

      Options Outstanding                 Options Exercisable
      -------------------                 -------------------

                        Weighted
                        Average                             Weighted
                        Remaining                           Average
Exercise    Number      Contractual       Number            Exercise
Price       Outsourcing Life (Years)      Exercisable       Price

$0.0208     9,118,750   8.6               4,191,213         $0.021
$0.1500     8,931,300   9.4                 150,078          0.150
$0.1700     1,886,500   9.8                     291          0.170
           ----------   ---               ---------         ------
           19,936,550   9.1               4,341,582         $0.026
           ==========   ===               =========         ======


Additional Stock Plan Information - As discussed in Note 1, the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, which are granted with exercise prices equal to fair market value at grant date.

Statement of Financial Accounting Standards No. 123, "Accounting for
Stock-Based Compensation" (SFAS 123), requires the disclosure of pro forma net income or loss had the Company adopted the fair value method as of the beginning of January 1, 1997. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value model with the following weighted average assumptions: expected option life, one year following vesting; risk-free interest rate of approximately 5.5%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of 1998 awards had been amortized to expense, pro forma net loss would not have been materially different from the reported amount.

Common Shares Reserved for Issuance - As of September 30, 1998, the Company had reserved shares of common stock for issuance as follows:

      Conversion of Series A preferred stock            9,978,013
      Conversion of Series B preferred stock           38,708,981
      Conversion of Series D preferred stock           19,271,625
      Conversion of Series E preferred stock           20,921,746
      Exercise and conversion of Series B warrants        638,890
      Exercise and conversion of Series C warrants     10,573,333
      Exercise and conversion of Series D warrants        310,000
      Exercise and conversion of Series E warrants      1,026,367
      Exercise of common stock warrants                   405,418
      Exercise of common stock options                 23,042,084
                                                      -----------
                                              Total   124,876,457
                                                      ===========

Stockholder Notes Receivable - As of September 30, 1998, the Company held notes receivable and accrued interest from certain shareholders of $472,212 resulting from the issuance of common stock to the Company's founders. The principal and interest have been recorded as a component of shareholders' equity (see Note 9).

7.    INCOME TAXES

Due to the Company's net loss, there was no provision for income taxes for the period ended September 30, 1998.

Net deferred tax assets as of September 30, 1998 consisted primarily of reserves, accruals and net operating loss and research and development credit carryforwards. As a result of the Company's history of recent operating losses, management believes that the recognition of the deferred tax asset is considered less likely than not. Accordingly, the Company has recorded a valuation allowance against the full amount of its net deferred tax assets.

As of September 30, 1998, the Company had net operating loss carryforwards to offset both future federal and California taxable income. Such federal and California carryforwards expire through 2012 and 2002, respectively.

As of September 30, 1998, the Company also had research and development tax credit carryforwards available for federal and California. The federal carryforwards expire through 2012 and the state tax credit carryforwards have no expiration.

Current federal and California tax law includes provisions limiting the annual use of net operating loss and credit carryforwards in the event of certain defined changes in stock ownership. The Company's capitalization described herein may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss and credit carryforwards would be limited according to these provisions. Management has not yet determined the extent of such limitation. Such limitation may result in the loss of carryforward benefits due to their expiration.

8.    EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) tax-deferred savings plan (the Plan) for all employees who meet certain eligibility requirements. Participants may contribute, on a pre-tax basis, between 2% and 15% of their annual compensation, but not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company is not required to contribute, nor has it contributed, to the Plan for the period ended September 30, 1998.

9.    SUBSEQUENT EVENTS

Merger - The Company entered into an Agreement and Plan of Merger, dated November 24, 1998, amended and restated as of January 19, 1999 and consummated on February 11, 1999, whereby a wholly owned subsidiary of Applied Magnetics Corporation ("AMC") combined with DAS in a merger transaction in which DAS became a wholly owned subsidiary of AMC (the "Merger"). In connection with the Merger, AMC issued or reserved for issuance to investors, optionees and certain consultants of DAS, an aggregate of 13,051,872 shares of the AMC common stock. The Merger was approved by the DAS stockholders on February 11, 1999. Certain officers and directors of the Company are entitled to receive payments of approximately $1,625,000 from the Merger consideration under non-compete agreements entered into with the Company. The Merger also provides for repayment of the secured bridge notes from the Merger consideration, as discussed below.

The carrying value of the assets and liabilities and ultimate resolution of contingent obligations of the Company are partly dependent on the Company's integration into AMC. AMC's integration plans include employee separation due to the consolidation of operations and processes, elimination of duplicate research and development processes and other restructuring actions. AMC plans, among other things, to dispose of operating equipment and to negotiate cancellations of operating and capital leases. Although management believes the assets, liabilities and contingent obligations of the Company are properly reflected in these financial statements as of September 30, 1998, actual amounts may differ from those estimates as a result of integration activities by AMC.

Bridge Financing - On November 6, 1998, the Company issued junior secured bridge notes aggregating $2,100,000 and bearing interest at 8.5%. These notes were repaid at the closing of the Merger at face value plus $4.2 million to release the notes' collateral consisting of the Company's technology rights. Repayment was made through the issuance of 1,247,525 shares of AMC Common Stock.

On November 25, 1998, the Company issued promissory notes aggregating $7,900,000 bearing interest at 10% per annum and payable 150 days from issuance and subject to acceleration under certain events. These notes were repaid at the closing of the Merger at a 50% premium through the issuance of 2,346,535 shares of AMC Common Stock.

Stockholder Notes Receivable - As discussed in Note 6, the Company holds notes receivable from certain shareholders received in connection with the issuance of founders' stock. These notes were subsequently forgiven by AMC as part of the consideration provided by AMC through the Merger with the Company.

Liquidation Preferences - The following summary sets-forth the liquidation preferences of the Company due to the Merger with AMC (in order from first to last):

                                         DAS Shares        AMC Shares
                                         ----------        ----------
$7.9 million senior bridge notes              N/A           2,346,535
$2.1 million senior bridge notes              N/A           1,247,525
$1.6 million non-compete agreement
         (see Note 1)                         N/A             321,782
Series E preferred stock                 20,921,746         4,049,557
Warrants converted into Series E          1,026,367           198,660
Series D preferred stock                 19,271,625         3,391,058
Warrants converted into Series D            310,000            54,548
Series B preferred stock                 38,708,981         1,418,789
Warrants converted into Series B            638,890            23,418
                                                           ----------
                                                           13,051,872
                                                           ==========

All other equity instruments, including stock options and common stock outstanding, were deemed to have no value as a result of the consideration provided by AMC in the Merger and liquidation preference thereto.

Das Devices, Inc.

UNAUDITED CONDENSED BALANCE SHEET

                                                                       December 31, 1998
                                                                       -----------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                           $  1,875,684
   Restricted cash investment                                               500,000
   Trade receivables                                                        183,749
   Inventories                                                              532,005
   Prepaid expenses and other current assets                              1,604,324
                                                                       ------------
         Total current assets                                             4,695,762
PROPERTY AND EQUIPMENT - net                                             24,280,914
CAPITAL EQUIPMENT DEPOSITS                                                  642,327
OTHER ASSETS                                                              1,226,487
                                                                       ------------
TOTAL                                                                  $ 30,845,490
                                                                       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Trade payable                                                       $  6,590,640
   Payable due to AMC                                                       360,622
   Accrued compensation and related benefits                                391,121
   Other accrued liabilities                                                794,750
   Secured bridge notes                                                  10,000,000
   Current portion of long term debt                                      5,476,309
                                                                       ------------
         Total current liabilities                                       23,613,442
LONG-TERM DEBT                                                            9,491,382
                                                                       ------------
         Total liabilities                                               33,104,824
                                                                       ------------
SHAREHOLDER'S EQUITY:
   Convertible preferred stocks $.0001 par value, 124,900,117 shares
     authorized;  88,880,365 shares issued and outstanding                    8,888
   Common stock, $.0001 par value, 250,000,000 shares
     authorized; 24,800,095 shares issued and outstanding                     2,480
   Additional paid in capital                                            53,621,635
   Stockholder notes receivable                                            (427,291)
Accumulated deficit                                                     (55,413,046)
         Total stockholders' equity                                      (2,259,334)
                                                                       ------------
TOTAL                                                                  $ 30,845,490
                                                                       ============

Das Devices, Inc.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS


                                                   Three Months ended
                                                      December 31,
                                                          1998
                                                   ------------------

PRODUCT REVENUE                                       $   197,111

COST OF REVENUE                                         1,348,656
                                                      -----------
GROSS MARGIN                                           (1,151,545)

OPERATING EXPENSES:
     Selling, general & administrative                    757,020
     Research and development                           7,027,534
                                                      -----------
         Total operating expenses                       7,784,554

LOSS FROM OPERATIONS                                   (8,936,099)

OTHER INCOME (EXPENSES):
     Interest income                                       18,823
     Interest expense                                    (671,941)
     Other income, net                                        870
                                                      -----------

NET LOSS                                              $(9,588,347)






















                See accompanying notes to financial statements.

Das Devices, Inc.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

                                                              Three Months Ended
                                                               December 31, 1998
                                                              ------------------
CASH FLOWS FROM OPERATION ACTIVITIES
    Net Loss                                                     $ (9,588,347)
    Adjustments to reconcile net loss to net cash
    used in operating activities:
       Depreciation and amortization                                1,590,070
    Accrued interest on stockholders notes receivables                 (7,079)
    Changes in assets and liabilities
       Funds receivables                                            2,751,037
       Trade receivables                                             (152,894)
       Inventories                                                   (532,005)
       Prepaid expenses and other assets                             (738,881)
       Trade payables                                               2,859,509
       Payables due to equipment vendors                           (1,704,124)
       Payable due to AMC                                             360,622
       Accrued compensation and related benefits                       45,634
       Other accrued liabilities                                     (172,897)
                                                                 ------------
Net cash used in operating activities                              (5,289,355)
                                                                 ------------
CASH USED IN INVESTING ACTIVITIES
    Purchase of property and equipment, net                        (1,921,476)
    Capital equipment deposits                                       (490,731)
    Other assets, net                                                 992,699
                                                                 ------------
Net cash used in investing activities                              (1,419,508)
CASH FROM FINANCING ACTIVITIES
    Issuance of bridge loan                                        10,000,000
    Principal payments on installment notes and capital leases       (763,258)
    Issuance of common and preferred stock - net                       16,559
                                                                 ------------
Net cash provided by financing services                             9,253,301
                                                                 ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    2,544,438
                                                                 ------------
BANK OVERDRAFT, BEGINNING OF PERIOD                                  (668,754)
CASH AND CASH EQUIVALENTS, END OF PERIOD                         $  1,875,684
                                                                 ------------
NON CASH FINANCING AND INVESTING ACTIVITIES
Purchase of equipment under capital lease obligations            $  2,751,037
                                                                 ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
    interest                                                     $  1,875,684
                                                                 ------------

                 See accompanying notes to financial statements.

DAS DEVICES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    GOING CONCERN BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements for the period ended December 31, 1998 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company incurred net losses of approximately $10 million and had a negative working capital of approximately $7 million. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company become a going concern. The Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company's viability is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to develop and commercialize its products based on its core technologies, to obtain additional financing to complete its research and development activities and fund its future capital acquisitions and ultimately to attain profitability.

Prior to 1998, DAS' fiscal year ended on December 31. During 1998, the Company changed its year end to September 30.

In November 1998, the Company entered into an Agreement and Plan of Merger, dated November 24, 1998, amended and restated as of January 19, 1999 and consummated on February 11, 1999, whereby a wholly owned subsidiary of Applied Magnetics Corporation ("AMC") combined with DAS in a merger transaction in which DAS became a wholly owned subsidiary of AMC (the "Merger"). In connection with the Merger, AMC issued or reserved for issuance to investors, optionees and certain consultants of DAS, an aggregate of 13,051,872 shares of the AMC common stock. The Merger was approved by the DAS stockholders on February 11, 1999. Certain officers and directors of the Company are entitled to receive payments of approximately $1,625,000 from the Merger consideration under non-compete agreements entered into with AMC. The Merger also provides for repayment of secured bridge notes from the Merger consideration, which is discussed in more detail in Note 8.

Upon completion of the Merger, the books and records of the Company were transferred to AMC's corporate offices in Goleta, California. The financial viability of the Company is now dependent on continued financial support from its subsequent parent company, AMC.

2.    INTERIM FINANCIAL INFORMATION

The unaudited condensed financial statements included herein have been prepared in accordance with generally accepted accounting principles and rules and regulations of the Securities Exchange Commission for interim statements.

Accordingly, interim statements do not included all the information and disclosures required for annual financial statements. In the opinion of the Company's management, all adjustments (consisting solely of adjustments of a normal recurring nature) necessary for a fair presentation of these interim financial results have been included. These condensed financial statements and related notes should be read in conjunction with the audited financial statements for the as of and for the nine-months ended September 30, 1998.

3.    PRODUCT REVENUES, COST OF REVENUES & RESEARCH AND DEVELOPMENT

In the three months ended December 31, 1998, the Company began to fill orders for a newly qualified MR program. Accordingly, a majority of the sales for the three months ended December 31, 1998 are attributable to this program. However, the Company continues to incur research and development costs in advancement of the MR technology. Only the costs that are directly attributed to the qualified MR program are classified as cost of sales. The majority of the MR program is still developmental; therefore, classified as research and development.

4.    LEGAL CLAIMS AND CONTINGENCIES

The Company has been named as defendants in a number of lawsuits and claims. The Company has accrued reserves at the most likely cost to be incurred in those proceedings where it is probable that the Company will incur costs that can be reasonably estimated. It is impossible at this time to determine the ultimate liabilities that the Company may incur resulting from these lawsuits and claims. Several of these matters may involve substantial amounts, and if these were to be ultimately resolved unfavorably to the full or maximum exposure, an event not currently anticipated, it is possible that such event could have a material adverse effect on the financial position or results of operations. However, in management's opinion, after taking into account reserves, it is unlikely that any of these matters will have a material adverse effect on the financial position or results of operations.

5.    FINANCING ARRANGEMENTS

Revolving Line - The Company had a $750,000 revolving line of credit facility, which expired in October 1998. The credit facility bore interest at prime (7.8% at December 31, 1998) plus 0.5% per annum and was collateralized by the Company's assets. As of December 31, 1998, the Company has borrowings of $600,000 against the credit facility and is currently in default. Subsequent to the merger, the amount was paid in full.

6.    SECURED BRIDGE NOTES

On November 6, 1998, the Company issued junior secured bridge notes aggregating $2,100,000 and bearing interest at 8.5%. These notes were repaid at the closing of the Merger at face value plus $4.2 million to release the notes' collateral consisting of the Company's technology rights. Repayment was made through the issuance of 1,247,525 shares of AMC Common Stock.

On November 25, 1998, the Company issued promissory notes aggregating $7,900,000 bearing interest at 10% per annum and payable 150 days from issuance and subject to acceleration under certain events. These notes were repaid at the closing of the Merger at a 50% premium through the issuance of 2,346,535 shares of AMC Common Stock.

7.    STOCKHOLDERS' EQUITY

During the three months ended December 31, 1998, the Company issued 790,000 shares of common stock resulting from the exercise of employee stock options. The condensed financial statements as of and for the period ended December 31, 1998 reflect these issuances. As a result of the Merger, the common stock and employee stock options of the Company were deemed to have no value as a result of the consideration provided by AMC in the Merger and liquidation preference thereto (see Note 8).

Option Re-pricing - In November 1998, the Company re-priced options to purchase approximately 17,750,000 shares of the common stock at $0.01 per share. The re-priced options retained their original vesting terms.

8.    SUBSEQUENT EVENTS

Merger - The Company entered into an Agreement and Plan of Merger, dated November 24, 1998, amended and restated as of January 19, 1999 and consummated on February 11, 1999, whereby a wholly owned subsidiary of Applied Magnetics Corporation ("AMC") combined with DAS in a merger transaction in which DAS became a wholly owned subsidiary of AMC (the "Merger"). In connection with the Merger, AMC issued or reserved for issuance to investors, optionees and certain consultants of DAS, an aggregate of 13,051,872 shares of the AMC common stock. The Merger was approved by the DAS stockholders on February 11, 1999. Certain officers and directors of the Company are entitled to receive payments of approximately $1,625,000 from the Merger consideration under non-compete agreements entered into with the Company. The Merger also provides for repayment of the secured bridge notes from the Merger consideration, as discussed above in
Note 6.

The carrying value of the assets and liabilities and ultimate resolution of contingent obligations of the Company are partly dependent on the Company's integration into AMC. AMC's integration plans include employee separation due to the consolidation of operations and processes, elimination of duplicate research and development processes and other restructuring actions. AMC plans, among other things, to dispose of operating equipment and to negotiate cancellations of operating and capital leases. Although management believes the assets, liabilities and contingent obligations of the Company are properly relected in these financial statements as of December 31, 1998, actual amounts may differ from those estimates as a result of integration activities by AMC. Liquidation Preferences - The following summary sets-forth the liquidation preferences of the Company due to the Merger with AMC (in order from first to last):

                                         DAS Shares        AMC Shares
                                         ----------        ----------

$7.9 million senior bridge notes              N/A           2,346,535
$2.1 million senior bridge notes              N/A           1,247,525
$1.6 million non-compete agreement
         (see Note 1)                         N/A             321,782
Series E preferred stock                 20,921,746         4,049,557
Warrants converted into Series E          1,026,367           198,660
Series D preferred stock                 19,271,625         3,391,058
Warrants converted into Series D            310,000            54,548
Series B preferred stock                 38,708,981         1,418,789
Warrants converted into Series B            638,890            23,418
                                                           ----------
                                                           13,051,872
                                                           ==========

All other equity instruments, including stock options and common stock outstanding, were deemed to have no value as a result of the consideration provided by AMC in the Merger and liquidation preference thereto.


      (b)   Pro Forma Financial Information

                       UNAUDITED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited combined pro forma financial data reflects the accounting for the Merger with DAS Devices, Inc. (DAS) as a purchase, whereby Applied Magnetics Corporation (AMC) has allocated the purchase price to assets acquired including the estimated fair market value of in-process technology, which was expensed upon consummation of the Merger and liabilities assumed based on their fair values. The excess of the purchase price plus related transaction costs over the fair value of tangible and intangible assets acquired and liabilities assumed has been allocated to (1) developed technology and know-how, which will be amortized on a straight line basis over 3 years, the estimated period of future benefit and (2) goodwill (including a value of $1.6 million associated with assembled workforce), which will be amortized on a straight line basis over the estimated period of future benefit of 7 years. DAS is a research and development company with only nominal sales.

The following summarizes the purchase price and the allocation of such price as of the effective date of the Merger, February 11, 1999 (in millions):

Value of AMC's common shares to be issued in the Merger         $  95.5
Merger related costs                                                4.2
                                                                -------

Total purchase price                                               99.7

Net assets of DAS acquired at February 11, 1999                    (0.6)
Decrease in fair value of property acquired                         0.9
Covenant not to compete                                            (1.6)
Developed technology & know-how                                   (30.1)
Estimated value of in process technology                          (28.7)
                                                                -------

Residual goodwill                                               $  39.6
                                                                =======


The following sets forth the unaudited pro forma combined balance sheet of AMC and DAS as if the Merger had occurred on December 31, 1998 and combines AMC's unaudited January 2, 1999 consolidated balance sheet information with the DAS unaudited balance sheet information as of December 31, 1998. The unaudited pro forma combined statement of operations assumes the Merger took place at the beginning of the period presented and combines (1) AMC's unaudited consolidated statement of operations for the 53-week period ended October 3,1998 with the DAS unaudited statement of operations for the year ended September 30, 1998 and (2) AMC's unaudited consolidated statement of operations for the three month period ended January 2, 1999 with the DAS unaudited statement of operations for the three months ended December 31, 1998.

Management's integration plans include employee separation due to the consolidation of operations and processes, elimination of duplicate research and development processes and other restructuring actions. The estimated costs of these activities have not been included in the unaudited combined pro forma financial statements.

The Merger agreement also requires an investment of up to $20 million, but not less than $15 million, through the purchase of AMC common shares by GM Pension and other investors. This investment is contingent on the Merger, and the share price and corresponding number of shares issued is based on 80 percent of the lesser of the average closing price at the five trading days prior to the Merger agreement or at the time of the closing. On this basis, 4,641,089 shares were reserved for issuance at $4.04 per share. The actual equity investment made of $18.75 million is reflected in the unaudited combined pro forma balance sheet.

As part of the Merger agreement, DAS received approximately $10.0 million of bridge financing in the form of a $7.9 million senior secured note and a $2.1 million junior note (secured by technology rights) from third party investors to provide working capital and general corporate funds until the merger was consummated. In addition, DAS acquired covenants not to compete for approximately $1.625 million. These notes and covenants have been settled at closing of the Merger in AMC Common Stock, valued at approximately $28.7 million. The effect of these transactions, including the repayment of the notes, has been reflected in the unaudited combined pro forma balance sheet and the Merger purchase price.

Based upon the finalization of the integration plans, the final purchase price allocation may differ from the pro forma adjustments presented in the following unaudited combined pro forma financial statements.


The unaudited combined pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the Merger been completed during the specified periods. The unaudited combined pro forma financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of AMC and DAS, including the notes thereto, incorporated herein by reference and/or contained elsewhere in this filing.

Applied Magnetics Corporation
Unaudited Pro Forma Combined Balance Sheet


                                         Applied Magnetics as of    DAS Devices as of    Pro forma Adjustments         Pro Forma
Assets                                   January 2, 1999            December 31, 1998    Debit          Credit         Combined
------                                   --------------------       -----------------    -----          ------         ---------
Current Assets
Cash and Equivalents                         $  34,933                  $   1,876          18,750 a        --             55,559
Restricted Cash                                 --                            500          --              --                500
Accounts Receivable, net                         5,438                        184          --              --              5,622
Inventory                                        5,820                        532          --              --              6,352
Prepaid Expenses and Other                      13,511                      1,604          --              --             15,115
                                             ---------                  ---------       ---------      ---------       ---------
                                                59,702                      4,696          18,750          --             83,155
                                             ---------                  ---------       ---------      ---------       ---------

Property & Equipment                           366,829                     29,397          --              --            396,226
Less - accumulated depreciation and
amortization                                  (195,796)                    (5,116)         --                888 b      (201,800)
                                             ---------                  ---------       ---------      ---------       ---------
Net Property & Equipment                       171,033                     24,281          --                888         194,426
                                             ---------                  ---------       ---------      ---------       ---------

Other Assets                                    13,355                      1,868                          --
  Covenant not to compete                                                                   1,625 b
  Developed technology & know-how                                                          30,100 b        --
  Goodwill                                                                                 39,600 b,c
                                                                                                                          86,548
                                             ---------                  ---------       ---------      ---------       ---------
Total Assets                                 $ 244,090                  $  30,845       $  90,075      $     888       $ 364,122
                                             =========                  =========       =========      =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current Portion of Long-Term Debt          $   1,629                  $   5,476          --              --          $   7,105
  Notes Payable                                 53,801                     10,361       $   7,900 b
                                                                                            2,100 b
                                                                                                                          54,162
  Accounts Payable                              11,310                      6,591          --              --             17,901
  Accrued Payroll and Benefits                   7,501                        390          --              --              7,891
  Other Current Liabilities                      9,998                        795          --              1,900 c        12,693
                                             ---------                  ---------       ---------      ---------       ---------
                                                84,239                     23,613          10,000          1,900          99,752
                                             ---------                  ---------       ---------      ---------       ---------
Long Term Debt, net of Current Portion         116,328                      9,491          --              --            125,819
Other Long-Term Liabilities                      3,015                        --           --              --              3,015



                                Page 26 of 34




Applied Magnetics Corporation
Unaudited Pro Forma Combined Balance Sheet

                                         Applied Magnetics as of    DAS Devices as of    Pro forma Adjustments         Pro Forma
Assets                                   January 2, 1999            December 31, 1998    Debit          Credit         Combined
------                                   --------------------       -----------------    -----          ------         ---------
Shareholder's Equity:
  Preferred Stock                             --                                9               9  b       --               --
  Common Stock                                   2,413                          2
                                                                                           --              1,769 a,b
                                                                                           --                120 c
                                                                                                2  b                       4,302
  Paid-in Capital                              191,349                     53,622          --              2,180 c
                                                                                           --             18,286 a
                                                                                           53,622  b     101,373 b
                                                                                                                         313,188
Stockholder Notes Receivable                  --                             (479)         --                479 b           --
  Retained Earnings                           (151,640)                   (55,413)
                                                                                           28,700  b      55,413 b
                                                                                                                        (180,340)
                                             ---------                  ---------       ---------      ---------       ---------
                                                42,122                     (2,259)         82,333        179,620         137,150
  Treasury, at cost                             (1,581)                       --             --            --             (1,581)
  Unearned Restricted Stock Compensation           (33)                       --             --            --                (33)
                                             ---------                  ---------       ---------      ---------       ---------
          Stockholders Equity                   40,508                     (2,259)         82,333        179,620         135,536
                                             ---------                  ---------       ---------      ---------       ---------
                                             $ 244,090                  $  30,845       $  92,333      $ 181,520       $ 364,122
                                             =========                  =========       =========      =========       =========

Applied Magnetics Corporation
Unaudited Pro forma Combined Statement of Operations

                                                   Applied Magnetics         DAS                        Pro forma
                                                   53 weeks ended      Twelve Months Ended            Adjustments        Pro forma
                                                   October 3, 1998     September 30, 1998        Debit         Credit     Combined
                                                   ---------------     ------------------        -----         ------     --------

Net Sales                                            $   183,597          $     277              $    --       $    --    $ 183,874

Cost of Sales                                            198,742             21,452                   --            --      220,194
                                                     -----------          ---------                                       ---------
     Gross Profit                                        (15,145)           (21,175)                  --            --      (36,320)
                                                     -----------          ---------              -------       -------    ---------
Research and Development Expenses                       (114,659)           (11,380)                  --            --     (126,039)

Selling, General, and Administrative Expenses             (6,514)            (3,350)                 933 d          --
                                                                                                                   178 e
                                                                                                  10,000 f          --
                                                                                                   5,330 g
                                                                                                                            (25,949)

                                                                                                      --

Restructuring Charges                                     (8,400)            --                       --            --       (8,400)

Interest Income                                            5,877                450                   --            --        6,327

Interest Expense                                         (12,627)            (1,492)                  --            --      (14,119)

Other Expense, net                                        (1,495)               (32)                  --            --       (1,527)
                                                     -----------          ---------              -------       -------    ---------
     Loss Before Provision for Income Taxes             (152,963)           (36,979)              16,263           178     (206,027)

Provision for Income Taxes                                 2,405             --                       --            --        2,405
                                                     -----------          ---------              -------       -------    ---------
     Net Loss                                        $  (155,366)         $ (36,979)             $16,263       $   178    $(208,432)
                                                     ===========          =========              =======       =======    =========

Net Loss per Share:
     Loss per Common Share                           $     (6.49)                                                         $   (5.01)
                                                     ===========                                                          =========
Weighted Average Number of Common Shares
Outstanding:
     Common Shares                                        23,931                                                             41,624
                                                          ======                                                             ======


Applied Magnetics Corporation
Unaudited Pro forma Combined Statement of Operations

                                                   Applied Magnetics          DAS                     Pro forma
                                                   Three Months ended  Three Months Ended            Adjustments         Pro forma
                                                   January 2, 1999     December 31, 1998         Debit         Credit     Combined
                                                   ---------------     -----------------         -----         ------     --------
Net Sales                                            $    23,530          $     197              $    --       $     --   $  23,727

Cost of Sales                                             33,123              1,349                   --             --      34,472
                                                     -----------           --------              -------       --------   ---------
     Gross Profit                                         (9,593)            (1,152)                  --             --     (10,745)
                                                     -----------           --------              -------       --------   ---------
Research and Development Expenses                        (29,497)            (7,028)                  --             --     (36,525)

Selling, General, and Administrative Expenses                                                                        --
                                                          (1,592)              (757)                 233 d
                                                                                                                     45 e
                                                                                                   2,500 f
                                                                                                   1,333 g                   (6,370)
Restructuring Charges                                        --                 --                    --             --          --

Interest Income                                              621                 19                   --             --         640

Interest Expense                                          (3,430)              (672)                  --             --      (4,102)

Other Expense, Net                                        (1,313)                 1                   --             --      (1,312)
                                                     -----------           --------              -------       --------   ---------
     Loss Before Provision for Income Taxes              (44,804)            (9,589)               4,066             45     (58,414)

Provision for Income Taxes                                   771                --                    --             --         771
                                                     -----------           --------              -------       --------   ---------
     Net Loss                                        $   (45,575)          $ (9,589)             $ 4,066       $     45   $ (59,185)
                                                     ===========           ========              =======       ========   =========

Net Loss per Share:
     Loss per Common Share                           $     (1.90)                                                         $   (1.42)
                                                     ===========                                                          =========
Weighted Average Number of Common Shares
Outstanding:
     Common Shares                                        23,978                                                             41,671
                                                          ======                                                             ======

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

      The unaudited pro forma combined balance sheet gives effect to the Merger of AMC and DAS as if the Merger had occurred as of December 31, 1998 and combines AMC's unaudited January 2, 1999 consolidated balance sheet and DAS' unaudited December 31, 1998 balance sheet. The unaudited pro forma combined statement of operations assumes the proposed merger took place as of the beginning of the period presented and combines (1) AMC's consolidated statement of operations for the 53-week period ended October 3, 1998 with the DAS unaudited statement of operations for the twelve months ended September 30, 1998 and (2) AMC's consolidated statement of operations for the three month period ended January 2, 1999 with the DAS unaudited statement of operations for the three months ended December 31, 1998. DAS' 1998 fiscal year ended on December 31, 1998. DAS' twelve-month period ended September 30, 1998 has been derived by combining the unaudited results for nine months ended September 30, 1998 with the unaudited results of operations for the three months ended December 31, 1997.

      On a combined basis, there were no material transactions between AMC and DAS during the period presented. There are no material differences between the accounting policies of AMC and DAS. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had AMC and DAS filed consolidated income tax returns during the period presented.

Note 2.  Allocation of Purchase Price


      The pro forma adjustments are based on AMC management's estimates of the value of the tangible and intangible assets acquired. The net assets acquired will change to the extent of the operating losses of DAS through the effective date of the Merger, February 11, 1999.


      Management estimates, based upon appraisal, that approximately $28.7 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the Merger. This amount has been reflected as a reduction to stockholders' equity and has not been included in the unaudited pro forma combined statement of operations due to its non-recurring nature.

      The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established. The value was determined by estimating the costs to develop the purchased in- process technology into commercially viable 6.4 GB,
8.5 GB and 10.2 GB per 3.5 inch GMR products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value.

      The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relate to the completion of all designing, testing, prototyping, and high-volume manufacturing activities that are necessary to establish that the GMR products can be produced to meet its design specifications.

      The resulting net cash flows from such projects are based on AMC management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from such projects. Historically, DAS has not generated any material product revenues and has experienced significant net losses. Management has forecast future revenues from DAS technologies to grow substantially as products are released to the market. As a result, expenses as a percentage of revenue are projected to decrease from historical levels.


      The estimated revenues for the in-process technologies were expected to commence as early as the third quarter of 1999 for the 6.4 GB products, assuming the successful completion and market acceptance of the in-process technologies. The estimated revenues for the in-process projects were expected to peak within three years of acquisition and then decline sharply as other new products and technologies are expected to enter the market.

      Assumptions related to revenue and expense levels were based on the management's assessment of the overall market for disk drive products and its experience in launching new products. Operating margins were assumed to be reasonably consistent with AMC's historical results.

      With respect to the acquired in-process technology, the calculations of value were adjusted to reflect the value creation efforts of DAS prior to the close of the acquisition. Following is the estimated completion percentage, estimated technology life and projected introduction dates for the acquired in-process technologies:


                                                Est.
In-Process        Percent      Technology       Qualification     Est. Ship
Technology        Complete     Life             Period            Date
----------        -------      ----------       -------------     ---------

6.4 GB GMR        88%          9 months         2Q 1999           3Q 1999
8.5 GB GMR        44%          9-12 months      1Q 2000           2Q 2000
10.2 GB GMR       11%          9-12 months      1Q 2001           2Q 2001

Management's estimate of net cash flow was discounted to present value. The discount rate used in discounting the net cash flows from purchased in-process technology is 35 percent. In the selection of the appropriate discount rate, consideration was given to the Weighted Average Cost of Capital ("WACC"), which was determined, in part, by using the Capital Asset Pricing Model. The discount rate utilized for the in-process technology was significantly higher than AMC's WACC due to the inherent uncertainties in the estimates described above, including the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

      If these projects are not successfully developed, the sales and profitability of the combined AMC may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. AMC anticipates to begin to benefit from the purchased in-process technology in late 1999.

Note 3:  Pro Forma Adjustments

(a) Adjustment to record the equity investment in AMC common shares from GM Pension and other investors. The Merger agreement requires an investment of up to $20 million, but not less than $15 million, through the purchase of AMC common shares. The actual equity investment made was $18.75 million. The pro forma adjustment assumes that the common share value is $4.04 which represents 80 percent of the five day average closing price ($5.05) prior to the date of the Merger closing. On this basis, 4,641,089 AMC common shares were issued.


(b)   Adjustments to record the components of the purchase price:
      9,457,812 shares of AMC Common Stock will be issued in exchange for all of the outstanding shares of DAS Common and Preferred
      Stock. Included in this amount is 276,626 common shares which will initially be reserved for issuance as DAS preferred stock warrants vest. In addition, 3,594,060 shares of AMC Common
      Stock will be issued to repay $7.9 million of senior secured bridge financing notes provided by third-party creditors
      (2,346,535 shares), $2.1 million of junior secured bridge notes provided by third-party creditors (1,247,525 shares) and $1.625 million to repay the covenant not to compete obligation (321,782 shares). The terms of the settlements of the junior and senior secured bridge financing, including the number of shares to be issued by AMC, were determined as part of the original merger agreement between DAS and AMC. The total number of AMC Common Stock shares for issuance were 13,051,872. The value of AMC Common Stock issued is based on the per share value of approximately $7.31875 calculated as the average closing market price during the five trading days immediately preceding the date of the original Merger announcement and five days immediately following the date of the original Merger announcement. These adjustments also reflect the elimination of DAS stockholders' equity and the estimated valuation of tangible and intangible assets, including purchased in-process technology which is reflected as a reduction of stockholder's equity, resulting from the allocation of the purchase price. The excess of the purchase price plus related transaction costs over the fair value of tangible and intangible assets acquired and liabilities assumed has been allocated to (1) developed technology and know-how, which will be amortized on a straight line basis over 3 years, the estimated period of future benefit and (2) goodwill (including a value of $1.6 million associated with assembled workforce), which will be amortized on a straight line basis over the estimated period of future benefit of 7 years.

(c) Adjustment to reflect the accrual of estimated Merger-related costs. Of the Merger related costs of $4.2 million, AMC will satisfy approximately $2.3 million of such costs through the issuance of 1,200,000 warrants to acquire AMC Common Stock at the lower of the market price upon vesting of $7.00, in accordance with an agreement with an investment bank. These costs are consequently reflected as an equity transaction as opposed to a liability on the pro forma balance sheet.


(d) Adjustment to reflect the amortization of the covenants not to compete over the term of the covenants.

(e) Adjustment to record the reduction of depreciation expense that is expected to be realized due to the write-down of the property, plant and equipment of DAS assuming an estimated average useful life of 5 years.

(f) Adjustment to reflect the amortization of developed technology & know-how over its estimated useful life of 3 years on a straight-line basis.

(g) Adjustment to reflect the amortization of goodwill over its estimated useful life of 7 years on a straight-line basis.

Note 4.  Pro Forma Basic Loss Per Common Share

      Basic pro forma loss per common share is calculated based on the historical AMC weighted average common shares outstanding during (1) the fiscal year ended October 3, 1998 and (2) the three month period ended December 31, 1998 and the conversion of all DAS Common Stock and Preferred Stock outstanding at December 31, 1998 into 9,457,812 million shares of AMC common shares, the settlement of the DAS bridge financing through the issuance of 3,594,060 AMC common shares and the sale of 4,641,089 AMC common shares to GM Pension and other investors. Diluted loss per share has not been presented because the effect of common stock equivalents is antidilutive.

                                     SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                         APPLIED MAGNETICS CORPORATION


                                         By:   /s/ Peter T. Altavilla
                                               ----------------------
                                               Name: Peter T. Altavilla
                                               Title: Secretary and Controller

Date:  July 8, 1999